Exhibit (a)(5)(ii)

For Immediate Release	Contact:

David Portnoy
Chairman and Co-Chief Executive Officer
Cryo-Cell International, Inc.
813-749-2100
dportnoy@cryo-cell.com

CRYO-CELL, CORD BLOOD BANKING COMPANY, ANNOUNCES FINAL RESULTS OF ITS TENDER

OFFER

OLDSMAR, Fla. – July 30, 2015 – Cryo-Cell International, Inc. (the “Company”) (OTC:QB Markets Group Symbol: CCEL), the world’s first private cord blood bank to separate and store stem cells in 1992, announced today final results of its tender offer to purchase up to 750,000 shares of its common stock at a price of $3.25 per share, which expired at 12:00 midnight, New York City time on Tuesday, July 28, 2015.

Based on the tabulation by Continental Stock Transfer and Trust Company, the Depositary for the tender offer, 558,502 shares of CCEL common stock were properly tendered and not withdrawn. CCEL accepted for purchase 558,502 shares of its common stock, including all “odd lots” properly tendered, at a purchase price of $3.25 per share, for an aggregate cost of $1,815,132 excluding fees and expenses relating to the tender offer.

The shares purchased in the tender offer represent approximately 5.8% of CCEL’s outstanding common stock (including shares of unvested restricted stock) prior to completion of the purchase.

The Depositary will promptly issue payment for the shares validly tendered and accepted for purchase.

After giving effect to the purchase of shares in the tender offer and the exercise of options to purchase 25,000 shares during July 2015, CCEL will have 9,132,032 shares of its common stock outstanding (including shares of unvested restricted stock).

About Cryo-Cell International, Inc.

Founded in 1989, Cryo-Cell International, Inc. is the world’s first private cord blood bank. More than 500,000 parents from 87 countries trust Cryo-Cell to preserve their family members’ stem cells. Cryo-Cell’s mission is to provide clients with state-of-the-art stem cell cryopreservation services and support the advancement of regenerative medicine. Cryo-Cell operates in a facility that is FDA registered, cGMP-/cGTP-compliant and is licensed in all states requiring licensure. Besides being AABB accredited as a cord blood facility, Cryo-Cell is also the first U.S. (for private use only) cord blood bank to receive FACT accreditation for adhering to the most stringent cord blood quality standards set by any internationally recognized, independent accrediting organization. In addition, Cryo-Cell is ISO 9001:2008 certified by BSI, an internationally recognized, quality assessment organization. Cryo-Cell is a publicly traded company, OTCQB:CCEL. For more information, please visit www.cryo-cell.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s menstrual stem cell technology license agreements and umbilical cord blood license agreements and their ability to provide the Company with royalty fees, the ability of the reproductive tissue storage to generate new revenues for the Company and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.